UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 8, 2014

HMS HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-50194	11-3656261
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5615 High Point Drive, Irving, TX	75038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (214) 453-3000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 8, 2014, HMS Holdings Corp. (the “Company”) announced the appointment of Jeffrey S. Sherman as Executive Vice President, Chief Financial Officer and Treasurer of the Company.  Effective as of the same date, Joseph Donabauer will step down as Interim Principal Financial Officer and Interim Treasurer and will continue in his position as Senior Vice President and Controller.

Mr. Sherman, age 48, has over 25 years of experience in healthcare operations, strategic planning and financial performance in senior financial executive positions.  Prior to joining the Company, Mr. Sherman served as Executive Vice President and Chief Financial Officer of AccentCare, a healthcare delivery organization, since September 2013.  From April 2009 to September 2013, he served as Executive Vice President and Chief Financial Officer of Lifepoint Hospitals, Inc.

The Company and Mr. Sherman entered into an Employment Agreement (the “Employment Agreement”) on July 28, 2014, effective September 8, 2014 (the “Effective Date”), providing for Mr. Sherman’s at-will employment for an indefinite term.  Pursuant to the Employment Agreement, Mr. Sherman’s compensation will include (i) an annual base salary of $500,000, subject to periodic review and adjustment by the Company, (ii) bonus compensation in respect of each fiscal year (or portion thereof), based on performance or other criteria as the Company determines appropriate, with an annual target of 65% of base salary (for every year of employment other than 2014, for which year Mr. Sherman is guaranteed a minimum bonus payment of at least $150,000 (not prorated) to be paid in 2015), and (iii) a sign-on bonus of $200,000 upon completing 90 days of employment, subject to certain clawback provisions applicable during the first year of employment. In addition, Mr. Sherman is eligible to participate in the employee benefit programs generally available to employees of the Company, including equity compensation plans and welfare benefit and retirement plans and programs.

In accordance with the terms of the Employment Agreement, the Company’s Compensation Committee approved, effective September 8, 2014, an initial equity grant to Mr. Sherman of non-qualified stock options to purchase shares of the Company’s common stock, with a value of $750,000 on such date, pursuant to the Company’s Fourth Amended and Restated 2006 Stock Plan.  The exercise price of the options will be equal to the closing sales price of the Company’s common stock on the date of the grant. The options will vest in four equal annual increments commencing on the one-year anniversary of the date of the grant and will have a seven-year term, subject to Mr. Sherman’s continued employment.

Pursuant to the terms of the Employment Agreement, if the Company terminates Mr. Sherman’s employment without Cause (as defined in the Employment Agreement), Mr. Sherman will be entitled to receive (i) cash severance in an amount equal to 12 times his monthly base salary paid ratably in equal installments over a 12-month period, (ii) a cash lump sum in an amount equal to 12 times the difference between the monthly COBRA coverage premium for the same type of medical and dental coverage Mr. Sherman is receiving as of the date his employment ends and his then monthly employee contribution, which amount may be used for any purpose and (iii) any earned but unpaid base salary, accrued but unused paid time off, unreimbursed business expenses and any amounts or benefits to which he is then entitled under the terms of the benefit plans then sponsored by the Company.

In connection with the Employment Agreement, the Company and Mr. Sherman entered into a Noncompetition, Nonsolicitation, Proprietary and Confidential Information and Developments Agreement, dated as of July 28, 2014 and effective as of the Effective Date, containing (i) covenants restricting Mr. Sherman from competing with the Company, soliciting the business of the Company’s current or prospective clients, soliciting the Company’s employees or independent contractors and disclosing or using the Company’s developments and inventions during his employment and for 12 months following the termination of his employment for any reason, (ii) covenants restricting Mr. Sherman from disclosing or using the Company’s proprietary and confidential information during his employment and at any time after his employment and (iii) covenants assigning certain developments and inventions to the Company.

In addition, Mr. Sherman is expected to enter into the Company’s standard form of indemnification agreement for its executive officers and directors.

There are no arrangements or understandings between Mr. Sherman and any other persons pursuant to which Mr. Sherman was selected as an officer of the Company, there are no related person transactions involving Mr. Sherman that are reportable under Item 404(a) of Regulation S-K, and there are no family relationships between Mr. Sherman and any director or executive officer of the Company.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full texts of the Employment Agreement and the Noncompetition, Nonsolicitation, Proprietary and Confidential Information and Developments Agreement, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01                                           Regulation FD Disclosure.

On September 8, 2014, the Company issued a press release, furnished with this Current Report on Form 8-K as Exhibit 99.1, announcing Mr. Sherman’s appointment as Executive Vice President, Chief Financial Officer and Treasurer.

Item 9.01                                           Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of July 28, 2014, between HMS Holdings Corp. and Jeffrey S. Sherman

10.2	Noncompetition, Nonsolicitation, Proprietary and Confidential Information and Development Agreement, dated as of July 28, 2014, between HMS Holdings Corp. and Jeffrey S. Sherman

99.1	Press Release dated September 8, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HMS HOLDINGS CORP.
(Registrant)

Date: September 8, 2014	By:	/s/ Eugene V. DeFelice
	Name:	Eugene V. DeFelice
	Title:	Executive Vice President, General Counsel and Corporate Secretary